UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                                                 FORM 12b-25

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                                                                 SEC FILE NUMBER
                                                                     33-21481-FW

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                                                                    CUSIP NUMBER

                                                                       92328V103
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                                                     NOTIFICATION OF LATE FILING

(Check One): __Form 10-K  __Form 20-F  __Form 11-K   XX Form 10-Q   __Form N-SAR
For Period Ended: February 28, 2001
                  -----------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
VentureNet Capital Group, Inc.
Full Name of Registrant

Not Applicable
Former Name if Applicable

27349 Jefferson Avenue, Suite 200
Address of Principal Executive Office (Street and Number)
Temecula, California 92590
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 X              (b) The subject annual report, semi-annual report,
                 transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth;
                (c) The accountant's statement or other exhibit required by Rule
                 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

Management's Discussion and Analysis of Financial Condition and Results of Operation, as related to our financial information, certain of the financial information itself, and certain aspects of the description of our current operations will not be completed in sufficient time to file the Quarterly Report on Form 10-QSB for the period ended February 28, 2001 by April 16, 2001.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Michael N. Brette 909 693-1644 (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). XX Yes __No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? __Yes XX No
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                       VentureNet Capital Group, Inc.

                            ----------------------------------------------------
                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

VentureNet Capital Group, Inc.
Date: April 13, 2001    By:/s/Michael N. Brette
                           --------------------
                           Michael N. Brette, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant of by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.